Exhibit 16.1

May 10, 2024

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: AGM Group Holdings Inc.

Dear Sir or Madam:

We have read the statements made by AGM Group Holdings Inc. of its Form 6-K dated May 10, 2024. We agree with the statements concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of AGM Group Holdings Inc. contained therein.

Very truly yours,

/s/ HTL INTERNATIONAL, LLC